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                                 Exhibit 99.1
FOR IMMEDIATE RELEASE
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For more information, contact:
Chris Sternberg                               Karen Sherman
Vice President, Corporate Communications      Senior Director, Public Relations
502-261-4934                                  502-261-4987

           Federal Court Strikes "Better Ingredients. Better Pizza."
                  Slogan In Unprecedented Advertising Ruling

              Papa John's says ruling won't change its commitment to quality or slow its momentum in the marketplace

     Louisville, KY (January 3, 2000) - A federal court judge in Dallas ruled today that Papa John's can no longer use its "Better Ingredients. Better Pizza." trademarked slogan. But Papa John's executives vowed that the ruling will not change its focus on quality which has made it the fastest growing pizza company in America.

     "This lawsuit won't change what we're about at Papa John's - always looking for ways to make our customers a better pizza," said John Schnatter,
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Papa John's Founder and Chief Executive Officer. "After all, we've become the fastest growing pizza company in America by consumers eating our pizza, not our slogan."

     Industry insiders have questioned whether the lawsuit was an attempt by Dallas-based Pizza Hut to slow Papa John's momentum in the marketplace. Papa John's and its franchisees opened 402 new restaurants in 1999, and are expected to open a similar number in 2000. According to data from CREST, a leading independent restaurant industry research firm, Papa John's sales were up 34% for the year ending August 1999 versus the same period in 1998. For the three other major pizza chains, including Pizza Hut, the growth rate was a combined 4% for the same period.

     The judge ordered that Papa John's print and broadcast advertising may not include the slogan after January 24, 2000. Papa John's will have until March 3, 2000 to phase out its printed supply of other items containing the slogan and until April 3, 2000 to remove the slogan from its restaurant signage. While Pizza Hut asked for $12.5 million in damages and that any award be tripled under the Lanham Act, the judge ruled that Papa John's must pay Pizza Hut only $467,619.75 in damages.

     Papa John's plans to appeal the ruling. The potential impact of the ruling on the company's fourth quarter and full-year 1999 earnings is currently being evaluated by management.

     The judge also permanently enjoined Pizza Hut from broadcasting or disseminating any television, radio or print advertising which compares any component of Pizza Hut's pizza to a like component of Papa John's pizza. In addition, Pizza Hut may not explicitly or implicitly state or suggest that a Pizza Hut component is superior to a like Papa John's component unless the superiority claim is supported by either scientifically demonstrated attributes of superiority or taste test surveys, which demonstrate a statistically significant preference for the Pizza Hut component.

     The "Better Ingredients. Better Pizza." federally registered trademarked slogan has been in use at Papa John's since 1995. While the verdict impacts both pizza companies' advertising, only Papa John's slogan was at issue in the lawsuit. It is anticipated that, given the ruling, Pizza Hut's "Best Pizzas Under One Roof" slogan will also come into question.

     "This verdict could significantly change advertising in this country," said Syl Sosnowski, Papa John's Vice President of Marketing. "Can you imagine Chevy being required to prove that its trucks are really "Like a Rock," KFC proving that it "Does Chicken Right" or Pizza Hut proving it has the "Best Pizzas Under One Roof?"
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     For three years running, Papa John's has received the highest quality and overall customer satisfaction ratings among national pizza chains in the prestigious Restaurants & Institutions' Choice in Chains consumer survey. Papa John's International, Inc. (NASDAQ: PZZA) is headquartered in Louisville, Kentucky. At December 31, 1999, there were 2,276 Papa John's restaurants (590 company-owned and 1,686 franchised) operating in 47 states and six international markets. Papa John's also owns or franchises 206 Perfect Pizza restaurants (15 company-owned and 191 franchised) in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.